Exhibit 99

A. T. CROSS Co.	News Release
Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051

FOR IMMEDIATE RELEASE

A.T. CROSS REPORTS SALES AND PROFIT INCREASES IN FIRST QUARTER 2012

•	Q1 2012 Revenue up 5%
•	Cross Optical Group Revenue up 18%
•	Operating Income improves to $2.4 million from $2.1 million
•	EPS grows from $0.10 to $0.12

Lincoln, RI – April 26, 2012 – A.T. Cross Company (NASDAQ: ATX) today announced financial results for the first quarter ended March 31, 2012.

David G. Whalen, President and Chief Executive Officer of A.T. Cross said, “A. T. Cross delivered a solid first quarter performance.  Revenue grew 5% and our net income grew 22% as we continued to leverage our growing sales.  The Cross Optical Group (COG) had an excellent first quarter with revenue and operating income up sharply.  As our sunglass business enters its peak season it has momentum and we expect a very strong result as we move through the spring.”

Mr. Whalen continued, “The Cross Accessory Division’s (CAD) revenue declined 4% in the first quarter.  We continued to experience economic pressure in our European markets during the first quarter.  However, we saw quarter-to-quarter improvement in that region, as well as improvements in Asia and in all but one of the distribution channels in North America.”

First Quarter 2012 Results

Consolidated sales for the first quarter of 2012 increased by 5.4% to $41.9 million compared to $39.8 million in the first quarter of 2011.  The Cross Optical Group reported sales of $20.0M, an 18.2% increase compared to last year.  The Cross Accessory Division recorded revenue of $21.9 million, down 4.0% from last year.

Gross margin was 56.2% in 2012 versus 58.2% in 2011.  The change in gross margin was anticipated and is associated with inflation factors impacting the Cross Accessory Division that were not present in the first quarter of 2011.  Previously communicated full year 2012 gross margin expectations for the Company remains unchanged at 55.5%.

Operating expenses were $21.2 million, or 50.5% of sales in the 2012 first quarter, versus $21.1 million, or 53.0% of sales for the same period a year ago.

Operating income in the first quarter of 2012 was $2.4 million, as compared to $2.1 million in the first quarter of last year.

Net income for the first quarter was $1.5 million, or $0.12 per diluted share, compared to net income of $1.3 million, or $0.10 per diluted share, last year.

Mr. Whalen concluded, “For A. T. Cross, 2012 is off to a good start.  The Cross Optical Group is entering its largest quarter with products and programs in place that will drive share gains.  Our Cross Accessory Division business is using its off peak period to prepare for improvement during its seasonally stronger second half.  Overall we are looking at another year of growth for the Company.”

Guidance

In February, the Company provided 2012 guidance of earnings between $0.70 and $0.75 per share.  The Company is confirming that guidance.  The guidance will be reviewed again in July, once the peak sunglass season concludes.

Conference Call

The Company’s management will host a conference call today, April 26, 2012 at 4:30 PM Eastern Time.  Parties interested in participating in the conference call may dial-in at (877) 303-2912, while international callers may dial-in at (408) 427-3877.  The conference call will be webcast and can be accessed at www.cross.com.  A replay of the webcast will be archived on the Company’s website for 60 days.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories.  A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle.  A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa and Native Eyewear sunglasses, are distributed in retail and corporate gift channels worldwide.  For more information, visit the A.T. Cross website at www.cross.com, the Costa website at www.costadelmar.com and the Native website at www.nativeyewear.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including but not limited to statements relating to the expected operating results for COG during the spring season and the expected overall results for A.T. Cross).  In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to risks and uncertainties, including but not limited to the continued success of the Optical Group’s business model, the potential effect of economic uncertainty, particularly in Europe, on consumer confidence and, consumers’ willingness to continue to participate in the writing instrument category and to purchase discretionary items.  These forward-looking statements are not guarantees since there are inherent difficulties in predicting future results.  Actual results could differ materially from those expressed or implied in the forward-looking statements.  The information contained in this document is as of April 26, 2012.  The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.  Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(Tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2012	April 2, 2011

Net sales	$41,946	$39,782
Cost of goods sold	18,376	16,617
Gross Profit	23,570	23,165
Selling, general and administrative expenses	18,475	18,952
Service and distribution costs	2,048	1,579
Research and development expenses	660	571
Operating Income	2,387	2,063
Interest and other expense	(132)	(190)
Income Before Income Taxes	2,255	1,873
Income tax provision	717	608
Net Income	$1,538	$1,265

Net Income per Share:
Basic	$ 0.13	$ 0.10
Diluted	$ 0.12	$ 0.10

Weighted Average Shares Outstanding:
Basic	12,288	12,113
Diluted	12,893	12,891

	Three Months Ended
	March 31, 2012	April 2, 2011
Segment Data:
Cross Accessory Division
Net Sales	$21,929	$22,840
Operating Loss	(462)	(313)

Cross Optical Group
Net Sales	$20,017	$16,942
Operating Income	2,849	2,376

A.T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 31, 2012	April 2, 2011
Assets
Cash and cash equivalents	$14,817	$8,132
Short-term investments	202	803
Accounts receivable	32,173	29,850
Inventories	40,354	41,011
Deferred income taxes	4,154	4,446
Other current assets	7,476	5,716
Total Current Assets	99,176	89,958

Property, plant and equipment, net	13,206	14,595
Goodwill	15,279	15,279
Intangibles and other assets	11,151	12,172
Deferred income taxes	10,894	11,302

Total Assets	$149,706	$143,306

Liabilities and Shareholders' Equity
Accounts payable and other current liabilities	$25,205	$24,717
Retirement plan obligations	2,405	2,361
Income taxes payable	267	2,443
Total Current Liabilities	27,877	29,521

Long-term debt	18,221	19,221
Retirement plan obligations	19,703	14,341
Deferred gain on sale of real estate	2,086	2,607
Other long-term liabilities	473	495
Accrued warranty costs	1,430	1,339
Shareholders' equity	79,916	75,782

Total Liabilities and Shareholders' Equity	$149,706	$143,306

For information at A. T. Cross contact:
Kevin F. Mahoney
Senior Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com